EXECUTIVE AGREEMENT
This Executive Agreement (“Agreement”) between Civeo Canada Employees LP (the “Employer”), Civeo Corporation (the “Company”) and Andy Fraser (“Executive”) is made and entered into effective as of March 31, 2025 (the “Effective Date”).
WHEREAS, Executive is a key employee of the Employer, and an officer of the Company;
WHEREAS, the Employer and the Company believe it to be in the best interests of its stockholders to attract, retain and motivate key executives and ensure continuity of management; and
WHEREAS, it is in the best interest of the Employer, the Company and the Company’s stockholders if the key executives can approach material business development decisions objectively and without concern for their personal situation;
WHEREAS, in a letter agreement dated June 27, 2024, the Employer offered employment to the Executive on certain terms and conditions (the “Original Agreement”), which the Executive accepted;
WHEREAS, the Original Agreement contemplates that the parties would enter into a further Executive Agreement addressing severance entitlements, restrictive covenants and other matters;
WHEREAS, the parties have agreed on additional severance benefits for the Executive in the event there is a Change of Control as defined below; and
WHEREAS, the Board of Directors of the Company (the “Board”) and of the Employer have authorized this Agreement and certain similar agreements in order to retain and motivate key management and to ensure continuity of key management.
THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer, the Company and Executive agree as follows:
1.Term of Agreement

(A)This Agreement shall commence on the Effective Date and, subject to the provisions for earlier termination in this Agreement, shall continue indefinitely.
(B)Termination of this Agreement shall not alter or impair any rights of the Employer, the Company or the Executive arising hereunder on or before such termination.
2.Certain Definitions

(A)“Cause” shall mean:

(i)Executive’s conviction of (or plea of nolo contendere to) a felony, dishonesty or a breach of trust;
(ii)Executive’s commission of any act of theft, fraud, embezzlement or misappropriation regardless of whether a criminal conviction is obtained;
(iii)Executive’s continued failure to devote substantially all of Executive’s business time to the Employer’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) which failure is not remedied within a reasonable time after written demand is delivered by the Employer, which demand identifies the manner in which the Employer believes that Executive has failed to devote substantially all of Executive’s business time to the Employer’s business affairs;
(iv)Executive’s unauthorized disclosure of confidential information of the Company or the Employer; and,
(v)Any other conduct which would constitute just cause at common law.
(B)“Change of Control” shall mean any of the following:
(i)any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;
(ii)a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the Effective Date, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (x) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (y) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(iii)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity)) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;
(iv)the stockholders of the Company approve a plan of complete liquidation of the Company; or
(v)the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.
(C)“Date of Termination” shall mean the date the Notice of Termination is given unless such Notice of Termination is by Executive in which event the Date of Termination shall not be less than 30 days following the date the Notice of Termination is given. Further, a Notice of Termination given by Executive due to a Good Reason event that is corrected by the Employer before the Date of Termination shall be void.
(D)“Good Reason” shall mean:
(i)    a material reduction in Executive’s authority, duties or responsibilities;
(ii)    a material reduction of Executive’s compensation and benefits, including, without limitation, annual base salary, annual bonus, and equity incentive opportunities;
(iii)    the Company fails to obtain a written agreement from any successor or assigns to assume and perform this Agreement as provided in Section 7 hereof; or
(iv)    the Company requires Executive, without Executive’s consent, to be based at any office located more than 50 miles from the Company’s offices to which Executive was based immediately prior thereto, except for travel reasonably required in the performance of Executive’s duties.
Notwithstanding the above however, Good Reason shall not exist with respect to a matter unless all of the following conditions are satisfied: (a) the condition giving rise to Executive’s termination of employment must have arisen without Executive’s consent; and (b) (x) Executive must provide written notice to the Company of such condition in accordance with Section 10 within 30 days of the initial existence of the condition, (y) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company and (z) the date of Executive’s termination of employment must occur within 30 days after the expiration of the cure period set forth in (y) above.
(E)For purposes of this Agreement, “Good Reason” shall be construed to refer to Executive’s positions, duties, and responsibilities in the position or positions in which Executive serves immediately before the Change of Control, but shall not include titles or positions with subsidiaries and affiliates of the Company that are held primarily for administrative convenience.
(F)“Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For this purpose, to the extent that Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) is applicable to Executive, termination of Executive’s employment shall be interpreted consistent with the meaning of the term “Separation from Service” in Section 409A(a)(2)(A)(i) of the Code and applicable regulation authority.
(G)“Protected Period” shall mean the 18-month period beginning on the effective date of a Change of Control.
(H)“Target AICP” shall mean the targeted value of Executive’s annual incentive compensation plan bonus for the year in which the Date of Termination occurs or the fiscal year immediately preceding the Change of Control, whichever is a greater amount.
(I)“Termination Base Salary” shall mean Executive’s annual base salary at the rate in effect at the time the Notice of Termination is given or, if a greater amount, Executive’s annual base salary at the rate in effect immediately prior to the Change of Control.
3.No Employment Agreement.

(A)This Agreement shall be considered solely as a “severance agreement” obligating the Company to pay Executive certain amounts of compensation and to provide certain benefits in the event and only in the event of Executive’s termination of employment for the specified reasons and at the times specified herein.
(B)Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of Executive from the Board and the board of directors of the Employer (if applicable) and from the board of directors or similar governing body of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative. Executive agrees to execute any documents necessary to reflect any resignation contemplated in this Section.
4.Severance Benefits.

(A)Subject to Section 12, if the Employer terminates Executive’s employment outside of the Protection Period other than for Cause, the Employer shall
(i)Within 15 days following the expiration of the Release Period, pay to Executive in a lump sum, in cash, an amount equal to one times the sum of Executive’s (a) Termination Base Salary and (b) Target AICP.

(ii)Notwithstanding anything in any Company stock plan or grant agreement to the contrary, all restricted shares, restricted stock units, phantom stock units or any other equity based award of Executive shall, to the extent such awards would have vested in accordance with their terms had Executive remained employed for the 12-month period following the Date of Termination, become vested and restrictions thereon shall lapse as of the expiration of the Release Period, and the Company shall promptly deliver such shares to Executive
(B)Subject to Section 12, if either (a) Executive terminates his employment during the Protected Period for a Good Reason event or (b) the Employer terminates Executive’s employment during the Protected Period other than for Cause, Executive shall receive, the following compensation and benefits from the Employer:
(i)Within 15 days following the expiration of the Release Period (as defined in Section 12), the Employer shall pay to Executive in a lump sum, in cash, an amount equal to 2.0 times the sum of Executive’s (i) Termination Base Salary and (ii) Target AICP.
(ii)Notwithstanding anything in any Company stock plan or grant agreement to the contrary, (i) all restricted shares, restricted stock units, phantom stock units and any other equity based award of Executive shall become 100% vested and all restrictions thereon shall lapse as of the expiration of the Release Period, and the Company shall promptly deliver such shares (or cash in lieu of shares in the case of phantom stock unit awards) to Executive and (ii) each then outstanding stock option of Executive shall become 100% exercisable as of the expiration of the Release Period and shall remain exercisable for 90 days following the lapse of the Release Period.
(iii)For the period beginning on the Date of Termination and ending on the earlier of (i) eighteen months after the Date of Termination or (ii) Executive’s acceptance of other employment, including engagement as an independent contractor, with a new employer, Executive shall be entitled to receive (a) outplacement services, payable by the Employer, with an aggregate cost not to exceed 15% of Executive’s Termination Base Salary, with an executive outplacement service firm reasonably acceptable to the Employer and Executive, and (b) either (x) continued health benefits at a cost to Executive that is no greater than the amount similarly situated employees of the Company pay for the same or similar health benefits or (y) the economic equivalent thereof.
5.Parachute Taxes.

Notwithstanding anything to the contrary in this Agreement, to the extent Section 280G of the Code is applicable to Executive, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.
6.Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except as provided in Section 4(B)(iii), shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Employer or otherwise. Executive shall not be entitled to receive any severance payments or benefits pursuant to any Employer severance plan or program for employees in general.

7.Successor Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the successor to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination by the Company other than for Cause.

8.Indemnity.

In any situation where under applicable law the Company or the Employer has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorney’s fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or the Employer or in any other capacity on behalf of or at the request of the Company or the Employer, then the Company or the Employer, as applicable, shall promptly on written request, indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company or the Employer may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company or the Employer, as applicable, shall not be deemed to impair any other obligation of the Company or the Employer respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company or the Employer under any statute.
9.Code Section 409A Restrictions.

(A)To the extent Section 409A of the Code is applicable to Executive, each payment under this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-l(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § l.409A-3(a), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, the Employer makes no representations that the payments or benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
(B)Notwithstanding anything in this Agreement to the contrary, if payment of any amounts under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payments is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payments that Executive would otherwise be entitled to during the first six months following the date of the Executive’s termination of employment with the Employer shall be accumulated and paid on the first business day that is six months after the date of the Executive’s termination of employment with the Employer, or such earlier date upon which such payments can be paid under Section 409A without being subject to such additional taxes and interest. If this Section becomes applicable such that any payments are delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date they would otherwise have been made absent such delay to the actual date of payment, at the prime or base rate of interest announced by Wells Fargo Bank (or any successor thereto) at its principal office in Houston, Texas on the date of such termination, which shall be paid in a lump sum on the actual date of payment of the delayed payments.
(C)To the extent Section 409A of the Code is applicable to Executive, Executive hereby agrees to be bound by the Employer’s determination of its “specified employees” (as such term is defined in Section 409A) in accordance with any of the methods permitted under the regulations issued under Section 409A.

(D)To the extent Section 409A of the Code is applicable to Executive, any reimbursements under this Agreement are intended to comply with Section 409A or an exemption from the application of Section 409A, and all provisions of this Agreement will be administered, interpreted and construed accordingly. Reimbursements will be made as soon as practicable following the date on which Executive submits all required substantiating documentation, but in any event no later than December 31 of the calendar year following the calendar year in which the expense is incurred. The amount of reimbursements provided under this Agreement in any calendar year will not affect the amount of reimbursements provided during any other calendar year and the right to reimbursements hereunder cannot be liquidated or exchanged for any other benefit.
10.Notice.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and delivered by certified or registered mail (return receipt requested, postage prepaid) or by courier guaranteeing overnight delivery or by hand delivery (with signed receipt required), addressed to the respective addresses set forth below, and such notice or communication shall be deemed to have been duly given two days after deposit in the mail, one day after deposit with such overnight carrier or upon delivery with hand delivery. The addresses set forth below may be changed by a writing in accordance herewith.

Company: Civeo Corporation Three Allen Center 333 Clay Street, Suite 4400 Houston, Texas 77002 Attn: Chief Executive Officer	Executive: Andy Fraser The last home address for Executive as reflected in the Company’s records
Employer: Civeo Canada Employees LP Three Allen Center 333 Clay Street, Suite 4440 Houston, Texas 77002 Attn: Chief Executive Officer

11.Arbitration.

Subject to the Employer’s or Company’s right to seek equitable or injunctive relief pursuant to Section 13, the parties agree to resolve any claim or controversy arising out of or relating to this Agreement, including but not limited to the consequences of any termination of employment of Executive, by binding arbitration under the Alberta Arbitration Act, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitrator shall be borne solely by the non-prevailing party or, in the event there is no clear prevailing party, as the arbitrator deems appropriate. Except as provided above, each party shall pay its own costs and expenses (including, without limitation, attorneys’ fees) relating to any mediation/arbitration proceeding conducted under this Section 11.
12.Waiver and Release.

As a condition to the receipt of any payment or benefit as a severance payment under Section 4 of this Agreement, Executive must first execute and deliver to the Employer a binding general release, as prepared by the Employer in substantially the form attached hereto as Exhibit A, that releases the Company, its subsidiaries and affiliates, and its and their officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that Executive may have arising out of Executive’s employment with the Employer or the termination of such employment, but excluding (a) any claims and causes of action that Executive may have arising under or based upon this Agreement, and (b) any vested rights Executive may have under any employee benefit plan or deferred compensation plan or program of the Employer. The general release described above must be effective and irrevocable within 55 days after the date of Executive’s termination of employment with the Employer (the “Release Period”).
13.Restrictive Covenants.

During Executive’s employment with the Employer, the Employer shall give Executive access to some or all of its Confidential Information, as defined below, that Executive has not had access to or knowledge of before the execution of this Agreement.
(A)Non-Competition. Executive agrees that, in consideration for the Employer’s promise to provide Executive with Confidential Information and the significant compensation Executive is receiving as an employee of the Employer, during the Term and for a period of 12 months following any termination of employment (the “Restricted Period”), Executive will not either directly or indirectly, own, manage, operate, control, invest in, hold shares or any other equity interest in, lend to, serve as a consultant to, be employed by, participate in, be a director, officer, trustee or be connected, in any manner, with the ownership, management, operation or control of any business that directly or indirectly in whole or in part engages in the business of (i) the design, manufacture, sale and/or lease of mobile or modular buildings, or (ii) providing remote site, workforce accommodations or associated facility management services, catering, water and wastewater treatment, commercial laundry or personnel logistics in any province or territory in Canada that the Employer has operations in at the Date of Termination, and in the state of Texas; provided, however, Executive shall not be prevented from owning no more than 2% of any company whose stock is publicly traded or in any company where such ownership is expressly disclosed to the Employer by Executive prior to execution of this Agreement. Executive agrees that, in order to protect the Confidential Information and protect the Employer’s legitimate business interests, it is necessary to enter into this restrictive covenant, which is ancillary to the enforceable promises between the Employer and Executive otherwise contained in this Agreement.
(B)Confidential Information. Executive agrees that Executive will not, except as the Company or Employer may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information of the Company or Employer, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Employer. This subsection shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive’s obligations under this subsection with respect to any specific Confidential Information shall cease when that specific portion of the Confidential Information becomes publicly known, in its entirety without any breach by Executive of this Agreement and without combining portions of such information obtained separately. It is understood that such Confidential Information of the Company and Employer include matters that Executive conceives or develops, as well as matters Executive learns from other employees of the Company or Employer. “Confidential Information” is defined to include information: (i) disclosed to or known by Executive as a consequence of or through his employment with the Company; (ii) not generally known outside the Company; and (iii) that relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, the Company’s trade secrets, proprietary information, financial documents, long range plans, customer or supplier lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others. Notwithstanding the foregoing, Executive shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to the attorney of Executive and use the trade secret information in the court proceeding, only if Executive (a) files any document containing the trade secret under seal, and (b) does not directly or indirectly disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal or state law or regulation to any governmental agency, entity or authority or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, and Executive (x) does not need prior authorization from the Company to make any such reports or disclosures and (y) is not required to notify the Company that Executive has made such reports or disclosures. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.
(C)Non-Solicitation. To protect the Company’s Confidential Information and legitimate business interests, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive covenants and agrees that during Restricted Period, Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, and products or services competitive with products or services sold by the Company, from the Company’s clients, suppliers or customers, or those individuals or entities with whom the Company did business during Executive’s employment. Executive further agrees that during Executive’s employment and for the Restricted Period, Executive will not, except on behalf of the Company, either directly or indirectly, or by acting in concert with others, solicit or influence any Company employee to leave the Company’s employment.
(D)Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.
(E)No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other party.
(F)Breach. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 13 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Section 13 by Executive, and the Company or its direct or indirect subsidiaries shall be entitled to enforce the provisions of this Section 13 by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 13 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents and/or any termination or offset against any payments that may be due pursuant to this Agreement.
(G)Enforceability. The agreements contained in this Section 13 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Section 13 does not excuse Executive from complying with the agreements contained herein.
(H)Survivability. The agreements contained in this Section 13 shall survive the termination of this Agreement for any reason.
(I)Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 13 would cause irreparable injury to the Company. Executive expressly represents that enforcement of the restrictive covenants set forth in this Section 13 will not impose an undue hardship upon Executive or any person affiliated with Executive. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses during the Restricted Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.
(J)Other Duties and Obligations. The duties and obligations set out above are in addition to any common law or fiduciary duties the Executive owes to the Company and Employer.
14.Employment with Affiliates.

Employment with the Employer for purposes of this Agreement includes employment with any entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all outstanding equity interests, and employment with any entity which has a direct or indirect interest of 50% or more of the total combined voting power of all outstanding equity interests of the Company.
15.Governing Law.

(A)THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ALBERTA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

(B)ASIDE FROM THE OBLIGATION TO ADDRESS CERTAIN DISPUTES THROUGH ARBITRATION, AS SET OUT IN SECTION 12 ABOVE, EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE ALBERTA COURT OF KING’S BENCH.
16.Entire Agreement.

This Agreement is an integration of the parties’ agreement and no agreement or representatives, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement hereby expressly terminates, rescinds and replaces in full any prior agreement (written or oral) between the parties relating to the subject matter hereof. This Agreement may only be amended or modified in a written instrument executed by Executive and a duly authorized officer of the Company and the Employer. For the avoidance of doubt, all matters not addressed in this Agreement that are addressed in the Original Agreement shall remain in force and binding on the parties.
17.Withholding of Taxes.

The Employer shall withhold from all payments and benefits provided under this Agreement all taxes required to be withheld by applicable law.
18.Beneficiary.

In the event Executive dies before receiving the lump sum severance payment to which Executive was entitled hereunder, Executive’s spouse or, if there is no spouse, the beneficiary designated by Executive shall receive such payment.

[End of Page]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective for all purposes as of the Effective Date.
CIVEO CORPORATION
By:    /s/ Bradley J. Dodson
Name: Bradley J. Dodson
Title: President & CEO
CIVEO CANADA EMPLOYEES LP
By:    /s/ Bradley J. Dodson
Name: Bradley J. Dodson
Title: Authorized Officer
EXECUTIVE
/s/ Andy Fraser
Name: Andy Fraser
Title: Senior Vice President, Canada
Signature Page to
Executive Agreement

Exhibit A
Form of Waiver and Release Agreement
WAIVER AND RELEASE AGREEMENT
This Waiver and Release Agreement (the “Agreement”) is made and entered into effective as of the ____ day of __, 20__ by and between Civeo Canada Employees LP (“Employer”) and Andy Fraser (“Executive”) (collectively, the “Parties”). Reference is made herein to the Executive Agreement effective as of March 31, 2025 (the “Executive Agreement”) between the Company, Employer and Executive. Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings given such terms in the Executive Agreement.
1.Termination of Employment.

Effective as of _____________, 20___ (the “Separation Date”), Executive’s employment has been terminated and he has resigned from and any and all positions he has held with Employer and any affiliates.
2.Separation Benefits.

In satisfaction of the Executive Agreement and in consideration of, and subject to, Executive’s execution (without revocation) of this Agreement and his release of all claims as provided in this Agreement, and Executive’s other agreements herein, Employer agrees to provide Executive with the benefits listed in the attached Executive Agreement, less all required withholding and other authorized deductions, provided that the Waiver Effective Date (as defined in Section 15) has occurred on or before lapse of 55 days following Separation Date (the “Release Period”):
3.Other Benefits.

Employer shall pay all accrued but unpaid base salary and all accrued but unused vacation pay to Executive in a lump sum in cash as soon as practicable after the Separation Date.
4.No Other Compensation.

Except as set forth in Sections 2 and 3 above, Executive shall not be entitled to any other salary, commission, bonuses, employee benefits (including long and short term disability, retirement and pension), expense reimbursement or compensation from Employer or its affiliates after the Separation Date and all of Executive’s rights to salary, commission, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Separation Date from Employer shall cease upon the Separation Date, other than those expressly required under applicable law.
5.General Release.

In consideration of the payments to be made hereunder and having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Executive has sustained or claimed, or may be entitled to claim, Executive, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue Employer, its parents, subsidiaries, affiliates, successors, predecessors, and assigns, and the foregoing entities’ past and present officers, directors, principals, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors and other affiliated persons, and Employer’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively the “Released Parties”) from liability for, and Executive hereby waives, any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Executive had, now has, or may have against the Released Parties relating in any way to Executive’s employment with Employer or termination thereof, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Executive and any of the Released Parties except as otherwise described herein; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this Agreement. Nothing in this Agreement shall be construed to release Employer from any obligations set forth in this Agreement.
Executive understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Executive’s employment with Employer and the termination of such employment under any applicable law, including, but not limited to:
(a) claims under any employment standards legislation, including the Alberta Employment Standards Code;
(b) claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable provincial, federal, state or local law, including, but not limited to, claims arising under the Alberta Human Rights Act, Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); the Americans with Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991; and Sections 1981 through 1988 of Title 42 of the United States Code;
(c) any violation of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (“EPA”); the Immigration Reform Control Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Family and Medical Leave Act of 1993; the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); any applicable wage and hour law, including, but not limited to, any federal, state or local wage and hour law; any other applicable regulation or ordinance, including, but not limited to, any local, state or federal law, regulation or ordinance; as well as any other claims regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other applicable law, including but limited to, any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with Employer (together with the waiver of claims set forth in Section 6, collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration received by Executive pursuant to this Agreement, any and all potential claims of this nature that Executive may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.
In addition, Executive agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties.
Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, the Released Claims shall not include (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Agreement; or (iv) any claim for indemnification, advancement of expenses or D&O liability insurance coverage under any indemnification agreement with Employer or Employer’s governing documents or Employer’s D&O insurance policies under applicable state law. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the U.S. Equal Employment Opportunity Commission (“EEOC”) or comparable federal, state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable federal, state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Released Party as a result of such EEOC or comparable federal, state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the U.S. Securities and Exchange Commission, the U.S. Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”) with or without notice to Employer or any of its affiliates. This Agreement does not limit Executive’s right to receive an award for information provided to a Government Agency. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.
6.Reserved.

7.Representations and Warranties Regarding Claims.

Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Released Parties with any Government Agency, or with any court or arbitrator, including but not limited to, any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. For the avoidance of doubt, this Section 7 shall not extend to legally protected whistleblower claims.
8.Confidential Information and Protective Covenants.

The Parties agree that all terms and provisions of Section 13 of the Executive Agreement related to Confidential Information, Non-Competition and Non-Solicitation shall remain in full force and effect for the applicable period following the Separation Date as provided in the Executive Agreement. Executive represents that he has complied with Section 13 of the Executive Agreement related to the return of Employer’s Confidential Information and other Employer property.
9.Non-Disparagement.

Executive shall not, directly or indirectly, make or cause to be made and shall use his best efforts to cause the officers, directors, employee, agents and representatives of any entity or person controlled by Executive not to make or cause to be made, any disparaging, denigrating, derogatory or other negative, misleading or false statement orally or in writing to any person or entity, including members of the investment community, press, and customers, competitors and advisors to Employer, about Employer, its shareholders, subsidiaries or affiliates, their respective officers or members of their boards of directors, or the business strategy or plans, policies, practices or operations of Employer, its shareholders, subsidiaries or affiliates; provided, however, that (a) nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S., Congress, and any U.S. agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and (b) Executive does not need prior authorization from Employer to make any such reports or disclosures and Executive is not required to notify Employer that he has made such reports or disclosures.
10.Cooperation Agreement.

Executive acknowledges that in the course of his employment with Employer, Executive has gained knowledge and experience and/or was a witness to events and circumstances that may arise in or relate to Employer’s defense or prosecution of current or subsequent proceedings. Executive agrees to cooperate fully with Employer’s reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to, any internal investigation, litigation, administrative, regulatory or judicial proceedings or arbitrations or any dispute with a third party. Executive understands and agrees that Executive’s cooperation may include, but not be limited to, making Executive available to Employer upon reasonable notice for interviews and factual investigations; appearing at Employer’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to Employer pertinent information received by Executive in Executive’s capacity as an Executive; and turning over to Employer all relevant documents which are or may come into Executive’s possession in Executive’s capacity an Executive or otherwise, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments.
11.Resolution of Claims.

The provisions of this Agreement are contractual and not merely recitals and are intended to resolve disputed claims. No party hereto admits liability of any kind and no portion of this Agreement shall be construed as an admission of liability.
12.No Assignment of Claims.

Executive and Employer represent, recognizing that the truth of the following representation is a material consideration upon which this Agreement is based, that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof, or interest therein relating to any Released Parties with respect to any Released Claims or any other claims being released by any party to this Agreement, and that they are unaware of any other entity having any interest in such claims, and agree to indemnify and hold the other party harmless from and against any and all claims, based on or arising out of any such third-party interest in, or assignment or transfer, or purported assignment or transfer of, any claims, or any portion thereof or interest therein.
13.Governing Law.

(A)THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ALBERTA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
(B)ASIDE FROM THE OBLIGATION TO ADDRESS CERTAIN DISPUTES THROUGH ARBITRATION, AS SET OUT IN SECTION 12 IN THE EXECUTIVE EMPLOYMENT AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE ALBERTA COURT OF KING’S BENCH
14.Sufficient Time to Review.

If agreed to by Executive, Executive must sign and deliver this Agreement to [Name, Title, Address] by no later than [Date]. Executive acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Agreement and that he has, in fact, read and reviewed this Agreement; (b) that he has the right to consult with legal counsel regarding this Agreement and hereby is encouraged to consult with legal counsel with regard to this Agreement; (c) that he has had (or has had the opportunity to take) 211 calendar days to discuss the Agreement with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the
1 To increase to 45 days in the event termination is part of a group under ADEA.

full period; (d) that he is entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Agreement and the only promises made to Executive to sign this Agreement, and the matters relied upon by Executive in signing this Agreement, are those stated herein; (f) that by this Agreement he is receiving consideration in addition to that which he was already entitled; and (g) that he has received all information he requires from Employer in order to make a knowing and voluntary release and waiver of all claims against Employer.
15.Revocation/Payment.

Executive acknowledges and agrees that he has seven days from the date of the execution of this Agreement (the “Revocation Deadline”) within which to rescind or revoke this Agreement by providing notice in writing to Employer. To revoke this Agreement, Executive must deliver written notice of such revocation to [Name, Title, Address] no later than the end of the day on the Revocation Deadline. Executive further understands that the Agreement will have no force and effect until the end of the day on the Revocation Deadline (the “Waiver Effective Date”), and that he will receive the benefits identified in Section 2 above after the Waiver Effective Date and following Employer’s receipt of the Agreement as executed by Executive if the Agreement is not revoked. If Executive revokes the Agreement pursuant to this Section 15, Employer will not be obligated to provide Executive with the separation payments identified in Section 2 and other benefits described in this Agreement, and this Agreement shall be deemed null and void.
16.Taxes.

All payments made by Employer under this Agreement will be subject to applicable federal, state and local taxes, and withholdings required for the same, which taxes will be the responsibility of Executive. Executive is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement.
17.Entire Agreement; Severability.

This Agreement constitutes the entire agreement and understanding between the Parties and each of their affiliates (including, without limitation, the Released Parties) and replaces, cancels and supersedes any prior agreements and understandings relating to the subject matter hereof including, without limitation, the Executive Agreement, except as expressly provided herein, and all prior representations, agreements, understandings and undertakings among the parties hereto with respect to the subject matter hereof are merged herein. The Parties agree that this Agreement is the entire agreement between the parties relating to the subject matter hereof, and that there is no agreement, representation or other inducement for the execution of this Agreement other than the consideration recited herein.
Should any provision of this Agreement be found to be invalid or unenforceable, the remaining provisions of this Agreement shall be deemed to be in full force and effect to the fullest extent permitted by law. Any waiver of any term or provision of this Agreement shall not be deemed a continuing waiver and shall not prevent Employer from enforcing such provision in the future.
18.Section 409A.

To the extent Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable to Executive, each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (a) exempt from Section 409A of the Code and the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (b) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, Employer makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall Employer or any other Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
19.Counterparts.

This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.
20.Further Assurances.

Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of Employer and without any additional consideration, furnish Employer with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable to carry out the provisions of this Agreement.
21.Binding Effect.

This Agreement shall be binding on and inure to the benefit of each of the Parties hereto, as well as their respective successors, assigns, heirs, executors and administrators. Executive expressly acknowledges and agrees that each Released Party that is not a party to this Agreement shall be a third-party beneficiary of Sections 5 through 9 hereof and entitled to enforce such provisions as if it were a party hereto.
EMPLOYEE AFFIRMS THAT HE HAS CONSULTED WITH HIS LAWYER OR HAS HAD AN OPPORTUNITY TO DO SO PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS EXECUTING THE AGREEMENT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
CIVEO CANADA EMPLOYEES LP

Name: Bradley J. Dodson
Title: President & CEO
EXECUTIVE

Andy Fraser

Signature Page to
Waiver and Release Agreement
(i)